Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2020, with respect to the consolidated financial statements included in the Annual Report of Jernigan Capital, Inc. on Form 10-K for the year ended December 31, 2019.  We consent to the incorporation by reference of said report in the Registration Statements of Jernigan Capital, Inc. on Forms S-8 (File No. 333-203185, File No. 333-217637 and File No. 333-231158) and Form S-3 (File No. 333-231374).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 27, 2020